Exhibit 99.1

Team RH,

Today the Company is announcing that Sandra Stangl has resigned from her position as President, Chief Merchandising & Development Officer of RH. As many of you know, Sandra joined us in May of 2017 as President and Chief Development Officer to lead a new growth opportunity we had planned on pursuing. In light of the decision to focus our efforts on the continued development of the core RH brand and the architecture of our new operating platform, Sandra accepted the position of President & Chief Merchandising Officer of RH in December of last year to support that focus. Sandra’s true desire at this moment of her career is to pursue an opportunity that will leverage her creative talent and build a new business. I respect and admire Sandra for her decision to follow her heart and pursue her dreams.

In light of Sandra’s decision, Eri Chaya President & Chief Creative Officer will reassume direct responsibility for merchandising, inventory planning, and sourcing.

I’ve had the pleasure of knowing Sandra for almost 25 years, working with her at both Pottery Barn and RH, and will remain a friend and fan.

On behalf of the entire Leadership Team at RH, we want to thank Sandra for her contributions to our cause, and wish her much success and happiness in this next chapter of her life.

Carpe Diem,

Gary